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
                               COURIER CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                                   EXHIBIT 11

                                                        Fiscal Year
                                          --------------------------------------

                                             1996           1995          1994
                                             ----           ----          ----

Average Shares Outstanding (1)             2,021,000     1,980,000     1,902,000

Common Equivalent Shares (2)                  51,000        35,000        28,000
                                          ----------    ----------    ----------

                                           2,072,000     2,015,000     1,930,000
                                          ==========    ==========    ==========

Net Income                                $2,550,000    $5,230,000    $5,231,000

Net Income Per Share (3)                  $     1.23    $     2.60    $     2.71


(1)  Computed as weighted average (including ESOP shares allocated to participants)

(2)  1983 and 1993 Stock Option Plans

(3)  Primary earnings per share (fully diluted earnings per share are comparable)

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